THE STRIDE RITE CORPORATION                                         July 9, 2003
NEWS RELEASE                                               FOR IMMEDIATE RELEASE

      CONTACT:    Frank A. Caruso
                  Chief Financial Officer
                  The Stride Rite Corporation
                  (617) 824-6611


                      STRIDE RITE NAMES RICHIE WOODWORTH AS
                      PRESIDENT OF TOMMY HILFIGER FOOTWEAR


LEXINGTON, Massachusetts, July 9, 2003 -- The Stride Rite Corporation (SRR;
NYSE), a leading marketer of casual and active footwear for children and adults, today announced that Richie Woodworth has joined the Company as President of Tommy Hilfiger Footwear. He will report to the company's newly appointed President and Chief Operating Officer, Richard T. Thornton.

Mr. Woodworth was previously President of National Hockey League Enterprises, were he was responsible for all non-team activities of the league. Prior to that role, he was President and CEO of the Greg Norman Collection, a division of Reebok International, LTD. for eight years. Richie also held senior sales and marketing roles in several athletic companies.

Richie was a member of the US Ski Team from 1973 - 1976, and the top ranked American on the World Ski Tour for several years before he began his business career.

Rick Thornton, Stride Rite's President and COO commented, "I am pleased that someone with Richie's background and abilities is joining our organization. I am confident that Richie is the right person to continue to grow the Tommy Hilfiger licensed footwear business."

The Stride Rite Corporation markets the leading brand of high quality children's shoes in the United States. Other footwear products for children and adults are marketed by the Company under well-known brand names, including Keds, Sperry Top-Sider, Tommy Hilfiger, Grasshoppers and Munchkin. Information about the Company is available on our website - WWW.STRIDERITECORP.COM. Information about the Company's brands and product lines is available at WWW.STRIDERITE.COM, WWW.KEDS.COM, WWW.PROKEDS.COM and WWW.SPERRYTOPSIDER.COM.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This announcement includes forward-looking statements which reflect our current views with respect to the future events or financial performance discussed in the release, based on management's beliefs and assumptions and information currently available. When used, the words "believe", "anticipate", "estimate", "project", "should", "expect", "appear" and similar expressions which do not relate solely to historical matters identify forward-looking statements. Such statements are subject to risks, uncertainties and assumptions and are not guarantees of future events or performance, which may be affected by known and unknown risks, trends and uncertainties. Should one or more of these risks or uncertainties materialize, or should our assumptions prove incorrect, actual results may vary materially from those anticipated, projected or implied. Factors that may cause such a variance include, among others: the opening of new stores may be delayed; the volume of anticipated sales may decline; revenues from new product lines may fall below expectations; the launch of new product lines may be delayed; new retail concepts may not achieve expected results; general retail sales trends may be below expectations; current license agreements may be terminated; consumer fashion trends may shift to footwear styling not currently included in our product lines; our retail customers, including large department stores, may consolidate or restructure operations resulting in unexpected store closings; and additional factors discussed from time to time in our filings with the Securities and Exchange Commission. We expressly disclaim any responsibility to update forward-looking statements.